Exhibit 99.1

SESA GOA LIMITED

Sesa Ghor,

20, EDC Complex,

Patto, Panaji, Goa – 403001

Tel: +91-832-2460600

www.sesagoa.com

17 August, 2013

To

BSE Limited, Phiroze Jeejeebhoy Towers Dalal Street, Fort, Mumbai 400 001 BSE Scrip ID: 500295	National Stock Exchange of India Limited Exchange Plaza, 5th Floor, Plot no – C/1, G Block, Bandra- Kurla Complex, Bandra (East), Mumbai – 400051 NSE Symbol- SESAGOA

Sub: Update on the Scheme(s) of Amalgamation and Arrangement

Dear Sirs,

Further to our communication dated 3rd April, 2013, 25th July 2013 and 12th August 2013, please take note of the attached update on the Scheme of amalgamation and arrangement amongst Sterlite Industries (India) Limited (Sterlite), Madras Aluminium Company Limited (MALCO), Sterlite Energy Limited (SEL), Vedanta Aluminium Limited (VAL) and Sesa Goa Limited (‘Sesa Goa’ or ‘Company’) and their respective Shareholders and Creditors (‘Composite Scheme’) and the Scheme of Amalgamation of Ekaterina Limited (Ekaterina) with Sesa Goa and their respective Shareholders and Creditors (‘Ekaterina Scheme’).

This is for your information and record.

Thanking you

FOR SESA GOA LIMITED

/s/ C.D. CHITNIS

C.D. CHITNIS

COMPANY SECRETARY & AVP - LEGAL

CC:

Central Depository Services (India) Limited Phiroze Jeebhoy Tower, Dalal Street, 28th floor, Mumbai - 400023	National Security Depository Limited Trade World, 4th Floor, Kamala Mils Compound Senapati Bapat Marg, Lower Parel, Mumbai 40013

ALL-SHARE MERGER OF SESA GOA AND STERLITE INDUSTRIES BECOMES EFFECTIVE

Goa, 17 August 2013: Sesa Goa Limited (‘Sesa Goa’) and Sterlite Industries (India) Ltd (‘Sterlite’) today announced that merger of Sterlite and The Madras Aluminium Company Limited (MALCO) with Sesa Goa and transfer of MALCO power plant to Vedanta Aluminium Limited (VAL) pursuant to the Scheme of amalgamation and arrangement amongst Sterlite, MALCO, Sterlite Energy Limited (SEL), VAL and Sesa Goa and their respective Shareholders and Creditors (‘Composite Scheme’) and the Scheme of Amalgamation of Ekaterina Limited (Ekaterina) with Sesa Goa and their respective Shareholders and Creditors (‘Ekaterina Scheme’) has become effective.

28 August, 2013 has been fixed as the Record date for determining the list of the shareholders of Sterlite, MALCO and Ekaterina to whom the equity shares of the Sesa Goa will be allotted as per terms of the scheme as already announced on 25 February 2012 in the following manner:

a) To the Shareholders of Sterlite:

Every equity shareholder of Sterlite holding 5 (five) equity shares in Sterlite of Re. 1 each fully paid up (‘Sterlite Shares’) as of the Record Date shall be entitled to be issued 3 (three) shares of face value Re. 1 each, at par, credited as fully paid up, of the Sesa Goa (‘Sesa Goa Shares’).

b) To the ADS holders of Sterlite:

Every holder of Sterlite ADSs (each representing 4 (four) Sterlite shares) holding 5 (five) Sterlite ADSs shall be entitled to receive 3 (three) Sesa Goa ADSs (each representing 4 (four) Sesa Goa shares).

c) To the Shareholders of MALCO:

Every equity shareholder of MALCO holding 10 (ten) equity shares in MALCO of Rs. 2 each fully paid up as of the Record Date shall be entitled to be issued 7 (seven) equity shares of face value Re. 1 each, at par, credited as fully paid up, of the Sesa Goa.

d) To the Shareholders of Ekaterina:

Every equity shareholder of the Ekaterina Limited holding 25 (Twenty Five) equity shares in Ekaterina Limited of USD 0.1 each fully paid up as of the Record Date shall be entitled to be issued 1 (One) equity share of the face value of Re. 1 each, at par, credited as fully paid-up, of the Sesa Goa.

Treatment of fractional entitlements:

All fractional entitlements (cumulatively) of individual shareholders will be allotted to one of the Sesa Goa’s Director’s, who shall hold the same as a trustee for and on behalf of such shareholders of Sterlite and MALCO and shall dispose off and distribute the proceeds thereof to such shareholders in proportion to and in lieu of their respective fractional entitlements.

Investor contact:

Ashwin Bajaj Senior Vice President– Investor Relations	sesa.ir@vedanta.co.in +91 22 6646 1531
Swapnil Patil Associate General Manager - Investor Relations	sesa.ir@vedanta.co.in +91 22 6646 1531
Mohamed Tariq Mujahid Associate Manager - Investor Relations	sesa.ir@vedanta.co.in +91 22 6646 1531

Media contact

Sanjeev Verma Associate Director - Corporate Communications	sesa.corporatecommunications@vedanta.co.in +91 832 2460 600

About Sesa

Sesa is India’s leading producer and exporter of iron ore in the private sector with operations in the states of Goa and Karnataka in India and a large integrated project site in Liberia, West Africa. Founded in 1954, for about 6 decades, Sesa has been involved in iron ore exploration, mining, beneficiation and exports. Sesa is a part of Vedanta Resources plc, the London-listed FTSE 100 diversified metals and mining major. Sesa also manufactures pig iron and metallurgical coke, with a 0.56 mtpa metallurgical coke plant and a 0.625 mtpa pig iron plant in Goa, and associated two power plants of 30 MW each.

Disclaimer

This press release contains “forward-looking statements” – that is, statements related to future, not past, events and may be interpreted as ‘forward looking statements’ within the meaning of applicable laws and regulations. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should” or “will.” Forward–looking statements by their nature address matters that are, to different degrees, uncertain. Actual results might differ substantially or materially from those expressed or implied. Important developments that could affect the company’s operations include a downtrend in the steel, pig iron & met coke industry – global or domestic or both, significant changes in political, economic, business, competitive or regulatory environment in India or key markets abroad and from numerous other matters of national, regional & global scale including but not limited to natural calamity, tax laws, litigations, Government policies & regulations, fluctuations in interest and or exchange rates of Indian Rupee, etc. Any forward-looking information in this press release has been prepared on the basis of a number of assumptions, which may prove to be incorrect. This press release should not be relied upon as a recommendation or forecast by Sesa Goa Ltd. The views expressed herein may contain information derived from publicly available sources that have not been independently verified; no representation or warranty is made as to the accuracy, completeness or reliability of this information. We do not undertake to update our forward-looking statements.

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